SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                    33-87714
                                    --------
                             Commission File Number

                        OLYMPIC ENTERTAINMENT GROUP, INC.
                        ---------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   88-0271810
                                   ----------
                      (I.R.S. Employer Identification No.)

        1900 Ave of the Stars, Suite 1450, Los Angeles, California 90067
        ----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                     Employee Stock Incentive Plan for 2004
                              (Full Title of Plan)

                              John Holt Smith, Esq.
        1900 Ave of the Stars, Suite 1450, Los Angeles, California 90067
                     (Name and Address of Agent for Service)

                                  (310)277-1250
                                  -------------
          (Telephone Number, including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
========================== ========================= ========================= ===================== ===================
   Title of securities              Amount               Proposed maximum        Proposed maximum        Amount of
    to be registered                to be                 offering price            aggregate         registration fee
                                registered(1)               per share(2)         offering price
-------------------------- ------------------------- ------------------------- --------------------- -------------------
      Common Stock,
     $.01 par value                500,000                    $0.13                 $65,000.00             $8.24
========================== ========================= ========================= ===================== ===================

(1) Consists of shares issued pursuant to the Employee Stock Incentive Plan for 2004.
(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the bid and ask price of the Registrant's Common Stock as reported on the Over The Counter Bulletin Board on June 1, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
--------------------------

The Registrant is offering the following shares of its common stock to the their employees and consultants for services including administrative, marketing, recruiting and other consulting services performed on the Registrant's behalf. The issuance of these shares will be made pursuant to the 2004 Employee/Consultant Stock Compensation Plan (the "Plan") adopted by the Board of Directors on June 2, 2004. These 500,000 shares may be issued to cover the costs of services previously rendered to the Registrant by employees and consultants as well as services to be provided to the Registrant. A copy of the Plan will be distributed to all eligible individuals. Each individual has agreed to accept shares under the Plan in lieu of a cash payment for their services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of the employees or consultants, nor are there any ongoing contributions from the Registrant. The purpose of this registration of securities on Form S-8 is to compensate individuals that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to employees and consultants. This registration is limited to 500,000 shares. The individuals that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Such individuals may contact John Holt Smith, the plan administrator and one of the officers and directors of the Registrant, with any questions at (310) 277-1250.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.
---------------------------------------------------------------

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

We incorporate the following documents by reference in this Registration
Statement:

         (a) Our latest Annual Report on Form 10-KSB for the year ended December 31, 2003, as amended, which was filed with the Securities and Exchange Commission on May 17, 2004, and our latest Quarterly Report on Form 10-QSB for the period ended March 31, 2004, which was filed with the Securities and Exchange Commission on May 21, 2004;

         (b) Our Registration Statement on Form S-1, file number 33-87714, filed on December 22, 1994 pursuant to Section 12 of the Exchange Act, and subsequent amendments, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

         (c) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.
----------------------------------

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
-----------------------------------------------

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

Section 78.751 of the Nevada Revised Statutes (the "NRS") permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed actions, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Sections 78.037 and 78.751 of the NRS, our Articles of Incorporation eliminate the personal liability of a director or officer for monetary damages to us and our stockholders arising from a breach or alleged breach of the fiduciary duty of a director or officer except for liability under
Section 78.300 of the NRS or liability for any breach of the director's duty of loyalty to us or our stockholders for acts or omissions which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent authorized by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

Our directors and officers have a policy of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of their being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
--------------------------------------------

Not applicable.

ITEM 8. EXHIBITS.
-----------------

3.1      Articles of Incorporation*
3.2      Bylaws*
4.1      Employee Stock Incentive Plan for 2004
5        Opinion of Smith & Associates
23.1     Consent of Smith & Associates**
23.2     Consent of Malone & Bailey

* Previously filed as exhibits to Registration Statement on Form S-1 filed on December 22, 1994.
** Contained in its opinion filed as Exhibit 5 to this Registration Statement.

ITEM 9. UNDERTAKINGS.
---------------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Dominic Orsatti as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lee's Summit, Missouri, on this 3rd day of June 2004.

OLYMPIC ENTERTAINMENT GROUP, INC.,
a Nevada corporation

/s/ Dominic Orsatti
-----------------------------------------------
Dominic Orsatti
President, Chief Executive Officer and
Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 3, 2004, who are the directors of the Registrant's board of directors and who shall administer and enforce the Business Services and Consultant Agreements with the above named individuals.


/s/ Dominic Orsatti
-----------------------------------------------
Dominic Orsatti
President, Chief Executive Officer
And Director

/s/ John Holt Smith
-----------------------------------------------
John Holt Smith
Secretary and Director